UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 24, 2010

NEOPROBE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26520	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 300, Columbus, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; CompensatoryArrangements of Certain Officers.

On February 24, 2010, Neoprobe Corporation (the “Company”) entered into an employment agreement with Frederick O. Cope, Ph.D., the Company’s Vice President, Pharmaceutical Research and Clinical Development (the “Employment Agreement”). The Employment Agreement has a stated term commencing February 15, 2010, and terminating December 31, 2010.

The Employment Agreement provides for Dr. Cope to receive an annual base salary of $211,000. The Company’s Compensation, Nominating and Governance Committee (the “Committee”) will review Dr. Cope’s base salary on an annual basis.  Dr. Cope may also receive an annual bonus at the discretion of the Committee, in accordance with any bonus plan adopted by the Committee. The Employment Agreement provides for Dr. Cope’s participation in the Company’s employee benefit programs, stock based incentive compensation plans and other benefits as described in the Employment Agreement.

In the event the Company terminates Dr. Cope’s employment “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Dr. Cope. If Dr. Cope resigns for any reason other than a “Change of Control” (as that term is defined in the Employment Agreement), the Company shall pay to Dr. Cope the value of any accrued but unused vacation time, and the amount of all accrued but unpaid salary through the date of such termination. If Dr. Cope’s employment is terminated because of death or disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall continue to provide Dr. Cope with such health, dental and similar insurance or benefits as were provided to Dr. Cope immediately before his termination for the longer of 12 months after such termination or the full unexpired term of the Employment Agreement. In addition, for the first 6 months of any disability, the Company shall pay to Dr. Cope the difference, if any, between the cash benefits received by Dr. Cope from a Company sponsored disability insurance policy and his salary under the Employment Agreement.

In the event the Company terminates Dr. Cope’s employment without cause or at the end of the term of the Employment Agreement, the Company shall, at the time of such termination, pay to Dr. Cope $211,000, together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination. Additionally, in the event the Company terminates Dr. Cope’s employment without cause, the Company shall continue to provide Dr. Cope with all of the benefits provided to him pursuant to the Company’s employee benefit plans for the longer of 12 months or the full unexpired term of the Employment Agreement.

The Company must also pay Dr. Cope severance, under certain circumstances, in the event of a Change of Control. The Employment Agreement provides that if there is a Change in Control and Dr. Cope’s employment is concurrently or subsequently terminated: (a) by the Company without cause; (b) by the expiration of the term of his employment agreement; or (c) by his resignation because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached his employment agreement, the Company shall pay to Dr. Cope $422,000, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination and shall continue to provide Dr. Cope with all of the benefits provided to him pursuant to the Company’s employee benefit plans for the longer of 12 months or the full unexpired term of his employment agreement.

The Employment Agreement also contains non-competition and non-solicitation covenants. These covenants, as described in the Employment Agreement, are effective during Dr. Cope’s employment and for a period of 12 months following termination of employment.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated February 24, 2010, between Neoprobe Corporation and Frederick O. Cope, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neoprobe Corporation

Date: February 26, 2010	By:	/s/ Brent L. Larson
Brent L. Larson, Vice President, Finance and Chief Financial Officer